Exhibit 99.1


            Playtex Reports Results for First Quarter 2007

                         Updates 2007 Guidance


    WESTPORT, Conn.--(BUSINESS WIRE)--May 3, 2007--Playtex Products, Inc. (NYSE: PYX), a leading branded consumer products company, announced today continued net sales and income growth for the first quarter ended March 31, 2007. The Company also updated its guidance for 2007 subsequent to the Hawaiian Tropic acquisition, which was announced in April 2007.

    Summary of Results

    Net sales were up 3% in the first quarter 2007 to $180.9 million, versus $176.0 million in the comparable prior year quarter.

    Net income in the first quarter 2007 was $12.8 million, or $0.20 per diluted share - an increase of $0.8 million or $0.01 per diluted share versus the comparable prior year period when net income, excluding charges and gains, was $12.1 million, or $0.19 per diluted share. On a reported basis, first quarter 2007 net income was 36% above net income in the first quarter 2006 of $9.4 million or $0.15 per diluted share.

    A reconciliation of the results "as reported", which are in accordance with GAAP, to results "excluding charges and gains", which is a non-GAAP measure, is included on the Consolidated Statements of Income Data, and related notes thereto, attached to this release.

    Chairman, President and Chief Executive Officer, Neil P. DeFeo stated, "We are pleased to be posting another solid quarter of growth
- both in terms of sales and net income. Our focus on improving Playtex's business fundamentals continues to drive positive results."

    Mr. DeFeo continued, "The acquisition of Hawaiian Tropic is in line with our core category focus and it enables us to expand our presence internationally, in our fastest growing segment - Skin Care. The acquisition will also help further diversify the profitability of our total Company portfolio."

    Segment Results

    SKIN CARE

    Skin Care, the Company's largest category, continued to show fast growth in both sales and operating income. First quarter 2007 net sales of Skin Care grew 8%, versus the comparable prior year period, to $82.8 million. Sales growth is due to strong performance by both Banana Boat and Wet Ones as a result of new product introductions in both product lines. In addition, the introduction of our new 2007 season sun care products resulted in incremental distribution and display. Sun care returns for the 2006 season were also lower than previously anticipated.

    Skin Care operating income for the quarter was up 7%, to $24.6 million, reflecting both the lower returns and increased sales versus year ago.

    FEMININE CARE

    Net sales in the first quarter 2007 declined 6%, to $51.3 million, versus the comparable prior year period, primarily due to a planned reduction in promotions on Gentle Glide versus prior year and losses on Beyond and two discontinued plastic applicator tampon brands - SlimFits and Portables. Growth in Playtex Sport, although in line with our projections, partially offset these declines.

    Mr. DeFeo continued, "The first quarter's Feminine Care results reflect promotion differences more than any fundamental change in our business. Our new Sport tampon continues to be in a trial-generating mode. We began shipping the large size 36-count Playtex Sport box at the end of the first quarter and expect repeat customers to begin buying this product beginning in the second quarter."

    In line with lower net sales, Feminine Care operating income in the first quarter 2007 declined to $11.7 million, $2.9 million below first quarter 2006. In addition to lower net sales, operating income declined due to continued new product launch costs related to Playtex Sport.

    INFANT CARE

    Infant Care net sales grew 3% to $46.8 million. Net sales growth was primarily driven by the introduction of new products late in 2006 and into the first quarter 2007. Sales of Playtex soothing, cups and mealtime, breast-feeding, Diaper Genie and accessories products all grew in the first quarter 2007 versus the comparable prior year period, while infant bottle sales were slightly below year ago.

    In line with sales growth, Infant Care operating income increased 4% during the first quarter 2007, to $12.4 million, versus the comparable prior year period.

    Additional Results

    Gross profit margins were 53.3% for the first quarter 2007 versus 55.2% in the first quarter 2006. Gross profit margins declined, as anticipated, in the first quarter 2007 primarily due to costs related to new product launches, in particular Playtex Sport. In addition, overall mix impacted the margins as the growth in our lower margin Skin Care and Infant Care segments replaced volume from our higher margin Feminine Care business.

    Operating income decreased $1.3 million, to $33.4 million, in the first quarter 2007 versus the comparable prior year period. While Skin Care and Infant Care operating income grew in the first quarter 2007 versus 2006, they were more than offset by lower operating income in Feminine Care due to lower sales and the costs of new product launches.

    Interest expense declined by $1.4 million in the first quarter 2007 versus the prior year as a result of the Company's deleveraging program. As of March 31, 2007, net debt (total debt less cash and equivalents), was $584.6 million. This is higher than the year-end net debt balance of $550.5 million due to the seasonally high working capital borrowings.

    Stock Repurchases

    The Company purchased 89,952 shares of stock, at a cost of $1.3 million, during the first quarter 2007. The Company's previously announced stock repurchase program was approved for up to an aggregate value of $20 million in fiscal 2007.

    2007 Guidance - Updated for Hawaiian Tropic

    While the Company is not changing its original 2007 guidance related to its historical businesses, the acquisition of Hawaiian
Tropic sun care on April 18, 2007 will impact the results for 2007.

    Net sales for 2007 are expected to increase by $95 - $100 million for the full year including approximately $50 million in net sales for the Hawaiian Tropic business.

    The Company expects diluted earnings per share, excluding any charges or gains, such as expenses related to debt repurchases or Hawaiian Tropic inventory revaluation, to be in the range of $0.51 to $0.55. This outlook assumes operating margins to be slightly below 2006 margins, driven by off-season operating losses from the Hawaiian Tropic business in 2007. This diluted earnings per share estimate also assumes interest expense approximately even with year ago due to the offsetting effects of financing the Hawaiian Tropic acquisition and continued deleveraging.

    Free cash flow, defined as net cash provided by operations less capital expenditures, is anticipated to increase from $55 million in 2006 to between $75 and $80 million as a result of both higher free cash flow from the historical Playtex businesses as well as from the Hawaiian Tropic acquisition. This is net of one-time costs related to the integration of Hawaiian Tropic. Free cash flow will be used to reduce debt outstanding and to purchase stock under the Company's stock repurchase program.

    Mr. DeFeo concluded, "Overall, we are pleased with our first quarter progress. While Feminine Care remains challenging, profit for the quarter was on target. We are also pleased to be adding Hawaiian Tropic to our stable of top brands and look forward to future results as the integration occurs over the next two years."

    Conference Call

    Playtex will hold a conference call with analysts and investors on Friday, May 4th at 10:30 a.m. ET to discuss first quarter 2007 results. The dial in number is 800-561-2718 and the passcode is 46929358.

    A digital replay of the conference call will be available through Friday, May 11th. The replay number is 888-286-8010. The passcode is 86797782. To access the webcast of this call (live and replay), please go to the "Investor Relations" portion of our web site www.playtexproducts.com.

    This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this press release, and on our web site, is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

    Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of Skin Care, Feminine Care, and Infant Care products, including Banana Boat, Hawaiian Tropic, Wet Ones, Playtex gloves, Playtex tampons, Playtex infant feeding products, and Diaper Genie.

    With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, to the timing of completion of the proposed acquisition of the Hawaiian Tropic business, the effect of the proposed acquisition on sales growth, operating income and earnings per share and anticipated synergies, the inability to grow the business by investing in advertising and launching new products, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, the ability to ship new products on targeted dates, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.




                        PLAYTEX PRODUCTS, INC.
                CONSOLIDATED STATEMENTS OF INCOME DATA
           (Unaudited, in thousands, except per share data)

Reconciliation of Results "As Reported"
 in accordance with GAAP to Results
 "Excluding Charges / Gains " (1), a
 non-GAAP measure.
                                              Three Months Ended
                                         -----------------------------
                                                March 31, 2007
                                         -----------------------------



                                                             Excluding
                                            As     Charges    Charges
                                          Reported  / Gains   / Gains
                                         --------- --------  ---------

Net sales:
   Skin Care                             $ 82,819     $  -   $ 82,819
   Feminine Care                           51,288        -     51,288
   Infant Care                             46,756        -     46,756
                                         --------- --------  ---------

Total net sales                           180,863        -    180,863
Cost of sales                              84,388        -     84,388
                                         --------- --------  ---------
    Gross profit                           96,475        -     96,475

Operating expenses:
    Selling, general and administrative    62,470        -     62,470
    Amortization of intangibles               644        -        644
                                         --------- --------  ---------
    Total operating expenses               63,114        -     63,114

    Operating income:
       Skin Care                           24,591        -     24,591
       Feminine Care                       11,746        -     11,746
       Infant Care                         12,412        -     12,412
       Corporate                          (15,388)       -    (15,388)
                                         --------- --------  ---------

    Total operating income                 33,361        -     33,361

    Interest expense, net                  13,137        -     13,137
    Expenses related to retirement of
     debt                                       -        -          -
    Other expense                              22        -         22
                                         --------- --------  ---------

     Income before income taxes            20,202        -     20,202

    Provision for income taxes              7,364        -      7,364
                                         --------- --------  ---------

     Net income                          $ 12,838     $  -   $ 12,838
                                         ========= ========  =========

    EPS: Basic                           $   0.21            $   0.21
         Diluted                         $   0.20            $   0.20

    Weighted average shares outstanding:
       Basic                               62,447              62,447
       Diluted                             64,099              64,099


The table below reconciles EBITDA to net income, the most directly comparable
 GAAP measure.

    Net income                           $ 12,838            $ 12,838
    Provision for income taxes              7,364               7,364
    Interest expense, net                  13,137              13,137
    Amortization of intangibles               644                 644
    Depreciation                            3,801               3,801
                                         ---------           ---------

      EBITDA (3)                         $ 37,784            $ 37,784
                                         =========           =========

See accompanying Notes to Consolidated Statements of Income Data.




                        PLAYTEX PRODUCTS, INC.
                CONSOLIDATED STATEMENTS OF INCOME DATA
           (Unaudited, in thousands, except per share data)

Reconciliation of Results "As Reported"
 in accordance with GAAP to Results
 "Excluding Charges / Gains " (1), a
 non-GAAP measure.

                                             Three Months Ended
                                       -------------------------------
                                                April 1, 2006
                                       -------------------------------



                                                             Excluding
                                          As      Charges /   Charges
                                        Reported   Gains (2)  / Gains
                                       ---------- ---------- ---------

Net sales:
   Skin Care                           $  76,532   $      -  $ 76,532
   Feminine Care                          54,258          -    54,258
   Infant Care                            45,235          -    45,235
                                       ---------- ---------- ---------

Total net sales                          176,025          -   176,025
Cost of sales                             78,824          -    78,824
                                       ---------- ---------- ---------
     Gross profit                         97,201          -    97,201

Operating expenses:
    Selling, general and administrative   61,928          -    61,928
    Amortization of intangibles              637          -       637
                                       ---------- ---------- ---------
    Total operating expenses              62,565          -    62,565

    Operating income:
       Skin Care                          23,080          -    23,080
       Feminine Care                      14,692          -    14,692
       Infant Care                        11,954          -    11,954
       Corporate                         (15,090)         -   (15,090)
                                       ---------- ---------- ---------

    Total operating income                34,636          -    34,636

    Interest expense, net                 14,490          -    14,490
    Expenses related to retirement of
     debt                                  4,407     (4,407)        -
    Other expense                             17          -        17
                                       ---------- ---------- ---------

      Income before income taxes          15,722      4,407    20,129

    Provision for income taxes             6,303      1,763     8,066
                                       ---------- ---------- ---------

      Net income                       $   9,419   $  2,644  $ 12,063
                                       ========== ========== =========

    EPS: Basic                         $    0.15             $   0.19
         Diluted                       $    0.15             $   0.19

   Weighted average shares outstanding:
         Basic                            62,681               62,681
         Diluted                          63,550               63,550


The table below reconciles EBITDA to
 net income, the most directly
 comparable GAAP measure.

   Net income                          $   9,419             $ 12,063
   Provision for income taxes              6,303                8,066
   Interest expense, net                  14,490               14,490
   Amortization of intangibles               637                  637
   Depreciation                            3,606                3,606
                                       ----------            ---------

     EBITDA (3)                        $  34,455             $ 38,862
                                       ==========            =========

See accompanying Notes to Consolidated Statements of Income Data.


    PLAYTEX PRODUCTS, INC.

    NOTES TO CONSOLIDATED STATEMENTS OF INCOME DATA

    1) We have presented the "Charges / Gains" and "Excluding Charges / Gains" columnar information, as we believe it provides securities analysts, investors and other interested parties with more insight as to certain significant events and transactions that occurred during the fiscal periods presented, that may or may not be recurring in nature. We believe the presentation of this data provides the reader with a greater understanding of the impact of certain items on specific generally accepted accounting principles in the United States ("GAAP") measures, including net income, operating income and gross profit. Management utilizes this information to better understand its operating results as well as the impact and progress on certain strategic initiatives. The columnar information under the caption "Charges / Gains" and "Excluding Charges / Gains" are not substitutes for analysis of our results as reported under GAAP and should only be used as supplemental information.

    2) The first quarter of 2006 included a charge for premiums of $3.7 million, and a write off of $0.7 million of unamortized deferred financing fees relating to the repurchase of $49.0 million principal of our 8% Senior Secured Notes.

    3) EBITDA represents net income before interest, income taxes, depreciation and amortization. We believe that EBITDA and EBITDA "excluding charges / gains" (see Note (1) above), are performance measures that provide securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. We also use EBITDA for planning purposes, including the preparation of annual operating budgets, to determine levels of operating and capital investments and for compensation purposes, including bonuses for certain employees.

    We believe issuers of "high yield" securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe EBITDA is an appropriate supplemental measure of debt service capacity because cash expenditures for interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

    -- EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

    -- EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

    -- EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

    -- Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

    -- Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

    Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results presented in accordance GAAP and using EBITDA only supplementally.




                        PLAYTEX PRODUCTS, INC.
                     CONSOLIDATED BALANCE SHEETS
             (Unaudited, in thousands, except share data)

                                                March 31, December 30,
                                                  2007        2006
                                                --------- ------------
                    Assets
Current assets:
  Cash & cash equivalents                         $5,183      $28,440
  Receivables, less allowance for doubtful
   accounts of $1,486 and $1,365 for 2007 and
   2006, respectively                            128,574       88,805
  Inventories                                     66,615       60,952
  Deferred income taxes, net                      13,951       13,938
  Other current assets                             5,737        7,595
                                                --------- ------------
    Total current assets                         220,060      199,730

Net property, plant and equipment                112,392      111,383
Goodwill                                         485,610      485,610
Trademarks, patents & other intangibles, net     121,575      122,219
Deferred financing costs, net                      7,715        8,294
Other noncurrent assets                              367          394
                                                --------- ------------
Total assets                                    $947,719     $927,630
                                                ========= ============

     Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                               $37,036      $30,669
  Accrued expenses                                67,498       79,242
  Income taxes payable                               794        3,136
                                                --------- ------------
    Total current liabilities                    105,328      113,047

Long-term debt                                   589,776      578,926
Deferred income taxes, net                        71,991       69,160
Other noncurrent liabilities                      23,218       24,231
                                                --------- ------------
Total liabilities                                790,313      785,364
                                                --------- ------------

Stockholders' equity:
Common stock, $0.01 par value, authorized
 100,000,000 shares, issued 64,527,286 shares
 and outstanding 63,401,469 shares at March 31,
 2007 and issued 64,414,272 shares and
 outstanding 63,380,107 shares at December 30,
 2006                                                645          644
Additional paid-in capital                       564,347      560,451
Retained earnings (accumulated deficit)         (387,462)    (400,300)
Accumulated other comprehensive loss              (7,307)      (6,978)
Treasury stock, at cost, 1,125,817 shares at
 March 31, 2007 and 1,034,165 shares at
 December 30, 2006                               (12,817)     (11,551)
                                                --------- ------------
Total stockholders' equity                       157,406      142,266
                                                --------- ------------
Total liabilities and stockholders' equity      $947,719     $927,630
                                                ========= ============




                        PLAYTEX PRODUCTS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (Unaudited, in thousands)

                                                   March 31,  April 1,
                                                     2007       2006
                                                   ---------  --------
Cash flows from operations:
    Net income                                    $  12,838 $   9,419
    Adjustments to reconcile net income to net
     cash used for operations:
         Depreciation                                 3,801     3,606
         Amortization of intangibles                    644       637
         Amortization of deferred financing costs       580       635
         Equity compensation                          2,327     2,233
         Deferred income taxes                        3,016     3,854
         Premium on debt repurchases                     --     3,659
         Write-off of deferred fees related to
          retirement of debt                             --       748
         Other, net                                     (86)       91
         Net changes in operating assets and
          liabilities:
             Receivables                            (39,623)  (37,818)
             Inventories                             (5,849)     (589)
             Accounts payable                         6,511      (236)
             Accrued expenses                       (13,614)   (5,624)
             Other                                    1,437     2,120
                                                   ---------  --------
              Net cash used for operations          (28,018)  (17,265)
Cash flows from investing activities:
    Capital expenditures                             (4,866)   (4,100)
    Payments for intangible assets                   (1,000)   (2,177)
                                                   ---------  --------
              Net cash used for investing
               activities                            (5,866)   (6,277)
Cash flows from financing activities:
    Repayments under revolving credit facilities    (17,400)       --
    Borrowings under revolving credit facilities     28,250        --
    Long-term debt repurchases                           --   (48,965)
    Premium on debt repurchases                          --    (3,659)
    Purchases of Company stock for treasury          (1,266)       --
    Proceeds from issuance of stock                   1,037       158
                                                   ---------  --------

             Net cash provided by (used for)
              financing activities                   10,621   (52,466)
Effect of exchange rate changes on cash                   6        (1)
                                                   ---------  --------

Decrease in cash and cash equivalents               (23,257)  (76,009)
Cash and cash equivalents at beginning of period     28,440    94,447
                                                   ---------  --------

Cash and cash equivalents at end of period        $   5,183 $  18,438
                                                   =========  ========
Supplemental disclosures of cash flow information:
    Interest paid                                 $  11,540 $  12,981
    Income taxes paid, net                        $   6,142 $   3,646



    CONTACT: Playtex Products, Inc.
             Laura Kiernan
             Vice President, Investor Relations
             203-341-4262